Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT INFORMATION:

Tribal Rides International Corp.

Joseph Grimes,

CEO

RELEASE DATE:

March 28, 2022

TRIBAL RIDES MAKES FIRST SALES IN MARCH 2022

Sales the result of initial release of Rider and Driver applications

Mission Viejo, CALIF, March 28, 2022 —Tribal Rides International Corp. (OTC Pink: XNDA) (“Tribal Rides”), a transportation technology company, announced today that it has made its first sales generated by the initial release of its innovative Driver and Rider applications.

“We received acknowledgement from Stripe that the first series of rides and payments were processed properly,” stated Joseph Grimes, CEO of Tribal Rides. “We are excited about the success of this application release and are proud of our development team for achieving this important milestone in a timely manner. We are looking at expanding the scope and users of this phase of deployment, and anticipate generating additional sales from a more diverse population of drivers and riders.”

Steve Ritacco, CTO of Tribal Rides, also credited the development team for this achievement, and signaled that work continues on additional and exciting new application features.

"We are very pleased with the significant progress our development team has made so far and we are excited about the new features and capabilities that we are working on for the next release,” explained Ritacco.

Tribal Rides is a technology company specializing in disruptive and innovative software solutions focused on the digital transformation of transportation. Its patented transportation ecosystem, marketplace and ride sharing app is designed development to support both individual and business needs in the current transportation ecosystem, and for the emerging world of autonomous self-driving vehicles.

About Tribal Rides International Corp. (XNDA):

Tribal Rides International Corp. was founded in 2016 as a transportation technology company specializing in disruptive software solutions focused on the digital transformation of transportation. Its patented transportation ecosystem and marketplace features end-to-end tracking and management of trips; seamless and connected multi-modal journeys; visualization and complex mapping, and leading transaction and scheduling technology.

For additional details on this announcement, contact Joseph Grimes, CEO, joeg@tribalrides.com